Exhibit 10.58

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked "* * *" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

ROYALTY PURCHASE AND SALE AGREEMENT

dated as of October 18, 2013

between

DEPOMED, INC.,

DEPO DR SUB, LLC, as Seller,

and

PDL BIOPHARMA, INC., as Purchaser

1

ii

ROYALTY PURCHASE AND SALE AGREEMENT

This ROYALTY PURCHASE AND SALE AGREEMENT (this “Royalty Purchase and Sale Agreement”) dated as of October 18, 2013 is among Depomed, Inc., a California corporation (“Depomed”), Depo DR Sub, LLC, a Delaware limited liability company (the “Seller,” and together with Depomed, the “Selling Parties”) and PDL BioPharma, Inc., a Delaware corporation (the “Purchaser”).
W I T N E S S E T H :

WHEREAS, immediately prior to the Contribution (as defined below), Depomed had the right to receive certain royalty and other payments with respect to the DM Portfolio Products under each of the License Agreements (in each case, as defined below);
WHEREAS, prior to the Closing (as defined below), Depomed contributed and assigned to the Seller the Contributed Assets (as defined below); and
WHEREAS the Seller desires to sell, assign, transfer and convey to the Purchaser, free and clear of all Liens (as defined below), other than Permitted Liens (as defined below), and the Purchaser desires to purchase, acquire and accept from the Seller, the Subject Assets described herein, upon and subject to the terms and conditions set forth in this Royalty Purchase and Sale Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1    Defined Terms. The following terms, as used herein, shall have the following respective meanings:
“Actual Knowledge” means the actual knowledge of * * *.
“Adverse Change” means any event, circumstance or change that could reasonably be expected to result, individually in the aggregate, in (a) an adverse effect in any material respect on the legality, validity or enforceability of any of the Transaction Documents, any of the License Agreements or the back-up security interest granted pursuant to Section 2.1(e), (b) an adverse effect in any material respect on the right or ability of a Selling Party or any valid successor thereto to perform any of its obligations under any of the Transaction Documents to which it is a party, or the right or ability of a Selling Party or any valid successor thereto to perform any of its obligations under any of the License Agreements, or the right or ability of a Selling Party or any valid successor thereto to consummate the transactions contemplated hereunder or under any of the other Transaction Documents to which it is a party, (c) an adverse effect in any material respect on the rights or remedies of a Selling Party or any valid successor thereto or the Purchaser under any of the Transaction Documents or any of the License Agreements, (d) an adverse effect on the timing, amount or duration of the Royalty Payments or the right of the Purchaser to receive the Royalty Payments, or (e) an adverse effect on the Subject Assets.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
“Assigned Rights” means, collectively, the rights of Depomed under or in respect of each of the License Agreements to the extent applicable with respect to, and solely to the extent that any required consent to assignment of such right has been obtained, (a) any right to receive royalty or audit reports, summaries or other information from a Licensee; (b) any right to audit, inspect or otherwise review any of the records of a Licensee or the right to receive any related audit reports; (c) any right to enforce the DM Portfolio Intellectual Property Rights against a breaching Licensee; (d) any right to make indemnification claims and receive indemnity and reimbursements in respect of infringement of DM Portfolio Intellectual Property Rights of Depomed; (e) any right to disapprove or consent to an assignment or transfer (by operation of law or otherwise) pursuant to a License Agreement; and (f) any right to bring any action, demand, proceeding or claim, in law or in equity, with respect to the enforcement of any rights under or relating to a License Agreement to receive Royalty Payments or any of the foregoing Assigned Rights.
“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof; provided that in the case of an involuntary petition, such Person has not challenged such petition within 90 days thereof.
“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by Depomed, the Seller and the Purchaser substantially in the form of Exhibit A to the Disclosure Letter.
“Biovail Manufacturing Transfer Agreement” means the Manufacturing Transfer Agreement (Controlled Release Metformin Formulations - USA) dated December 13, 2005, between Depomed and Biovail Laboratories International SRL.
“Biovail Supply Agreement” means the Supply Agreement (Extended Release Metformin Formulations - U.S.A.) dated December 13, 2005, between Depomed, Inc. and Biovail Laboratories International SRL.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.
“Collection Account” means a segregated account of the Seller, subject to the Control Agreement in favor of Purchaser, established for the benefit of the Seller and Purchaser and maintained at Wells Fargo Bank pursuant to the terms of the Control Agreement (or such other account as established pursuant to Section 5.4(a)).
“Confidential Information” shall mean, as it relates to any party hereto (or its Affiliates) who provides information (the “Disclosing Party”) to the other party hereto (the “Receiving Party”), all information (whether written or oral, or in electronic or other form) furnished before or after the date hereof by or on behalf of the Disclosing Party, including information that relates to the Contributed Assets or any part thereof, the License Agreements, the DM Portfolio Products and the DM Portfolio Intellectual Property Rights, including: (a) any reports, data, materials or other documents of any kind relating in any way, directly or indirectly, to this Disclosing Party or its Affiliates, the Contributed Assets or any part thereof or the circumstances giving rise to the Royalty Payments or any part thereof, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the License Agreements; and (b) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the DM Portfolio Intellectual Property Rights or any infringement thereof. Notwithstanding the foregoing definition, “Confidential Information” shall not include information that is (i) independently developed or discovered by a Receiving Party without use of any Confidential Information as demonstrated by the Receiving Party, (ii) already in the public domain at the time the information is disclosed by a Disclosing Party or has become part of the public domain after such disclosure through no breach by a Receiving Party of this

Royalty Purchase and Sale Agreement, (iii) obtained by a Receiving Party from other sources not known to have an obligation of confidentiality to Disclosing Party, (iv) required to be disclosed in any document to be filed with any Governmental Authority or (v) required to be disclosed by court or administrative order, or under securities laws, rules and regulations applicable to any party hereto or pursuant to the rules and regulations of any stock exchange or stock market on which the securities of any party hereto (or its Affiliates) may be listed for trading.
“Contributed Assets” means, collectively, (a) the Subject Assets and (b) the Assigned Rights.
“Contribution” has the meaning set forth in Section 2.1(a).
“Contribution Agreement” means that certain contribution agreement to be entered into between Depomed and the Seller substantially in the form of Exhibit D to the Disclosure Letter, pursuant to which such parties shall effect the Contribution.
“Control Agreement” means the Control Agreement, dated as of the Closing Date, among Wells Fargo Bank, Seller and the Purchaser or, with respect to any Collection Account established after the Closing Date, an agreement, satisfactory in form and substance to the Purchaser and executed by the financial institution or securities intermediary at which such Collection Account is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges the Purchaser’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by the Purchaser as to disposition of funds in such account, without further consent by the Seller.
“Depomed” has the meaning set forth in the preamble.
“Designated DM Portfolio Products” means (i) “Products” as defined as of the date of this Royalty Purchase and Sale Agreement in the Santarus Agreement; and (ii) the “500mg Product” and “1000mg Product” as defined as of the date of this Royalty Purchase and Sale Agreement in the Valeant Agreement.
“Disclosure Letter” means the disclosure letter dated as of the date hereof and delivered to the Purchaser by the Selling Parties in respect of this Royalty Purchase and Sale Agreement.
“Disputes” has the meaning set forth in Section 3.11(e).
“Distribution Report” means a report, prepared on a calendar quarter basis on behalf of the Seller and certified by an Executive Officer as to the accuracy of all amounts included in such report, setting forth, with respect to the applicable calendar quarter and in such form as mutually agreed as between the Selling Parties and the Purchaser, (a) the aggregate amount of payments received by the Selling Parties during such calendar quarter under or in respect of the License Agreements, (b) with respect to such aggregate amount, (i) the amounts thereof constituting Royalty Payments, (ii) the amount thereof constituting any indemnity payments and cost reimbursements that are expressly * * *, (iii) the amount thereof allocable to Royalty Payables, and (iv) the amount of Reimbursable Expenses incurred during such calendar quarter, and, in each case, the basis for such calculations; (c) the amount of any * * * with respect to payments made during such calendar quarter and the basis for such calculation; (d) the amount of any payments made * * * and that was not deposited into the Collection Account; (e) the gross amount of proceeds deposited into the Collection Account during such calendar quarter; (f) the gross amount of distributions made from the Collection Account during such calendar quarter; and (g) a reconciliation of amounts payable to, versus actually paid to, or swept or withheld by, each of the Selling Parties and the Purchaser with respect to payments received during such calendar quarter.
“Dollar” or the sign “$” means United States dollars.
“DM Portfolio Intellectual Property Rights” means, as the following relates to the DM Portfolio Products and solely to the extent owned or controlled by Depomed, all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) Patents; (iii) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (iv) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents or Trade Secrets.
“DM Portfolio Patents” has the meaning set forth in Section 3.11(a).
“DM Portfolio Product” means, collectively: (i) “Products” as defined as of the date of this Royalty Purchase and Sale Agreement in the BII Agreement; (ii) “Licensed Product” as defined as of the date of this Royalty Purchase and Sale Agreement in the Janssen Agreement; (iii) “Products” as defined as of the date of this Royalty Purchase and Sale Agreement in the Merck Agreement; (iv) “Products” as defined as of the date of this Royalty Purchase and Sale Agreement in the Santarus Agreement; (v) “Licensed Product” as defined as of the date of this Royalty Purchase and Sale Agreement in the LG Agreement; (vi) “500mg Product” and “1000mg Product” as defined as of the date of this Royalty Purchase and Sale Agreement in the Valeant Agreement; and (vii) in the case a New Arrangement entered into by a Selling Party in accordance with the terms hereof, the analogous term for “product,” “licensed product,” or comparable concept as defined in the New License Agreement.
* * *
“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.
“Executive Officer” means the chief executive officer, chief financial officer and the general counsel of Depomed.
“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.
“Glumetza” means the extended-release formulation(s) of Metformin as the single active pharmaceutical ingredient covered or claimed by the DM Portfolio Patents, including without limitation the formulation that is the subject of Depomed’s NDA No. 21-748 and/or IND No. 60,747 and/or sNDAs thereof, and known under the brand name Glumetza®, as well as any currently marketed products of Santarus pursuant to the Santarus Agreement, as well as any 1000 mg Metformin extended-release monotherapy tablet formulation based on one or more of the DM Portfolio Patents for which regulatory approval may be obtained by or on behalf of Depomed during the term of this Royalty Purchase and Sale Agreement.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.
* * *
“Knowledge” means, with respect to * * *.
“License Agreements” means, collectively, the following license agreements:
(i) that certain License and Services Agreement, effective as of March 4, 2011, by and between Boehringer Ingelheim International GMBH and Depomed (as amended, extended, supplemented or otherwise modified from time to time, the “BII Agreement”);
(ii) that certain License Agreement, effective as of August 5, 2010, by and between Janssen Pharmaceutica N.V. and Depomed (as amended, extended, supplemented or otherwise modified from time to time, the “Janssen Agreement”);
(iii) that certain Non-Exclusive License, Covenant Not to Sue and Right of Reference Agreement, effective as of July 21, 2009, by and between Merck & Co., Inc. and Depomed (as amended, extended, supplemented or otherwise modified from time to time, the “Merck Agreement”);
(iv) that certain Commercialization Agreement, effective as of August 22, 2011, by and between Santarus, Inc. and Depomed (as amended, extended, supplemented or otherwise modified from time to time, the “Santarus Agreement”);
(v) that certain Amended License Agreement, effective as of January 9, 2007, between LG Life Sciences Ltd. and Depomed (as amended, extended, supplemented or otherwise modified from time to time, the “LG Agreement”);

(vi) that certain Amended and Restated License Agreement (Extended Release Metformin Formulations-Canada), dated as of December 13, 2005, between Biovail Laboratories International SRL and Depomed (as amended, extended, supplemented or otherwise modified from time to time, the “Valeant Agreement”); and
(vii) any New License Agreement.
“Licensee” means:
(i) with respect to the BII Agreement, Boehringer Ingelheim International GMBH and any successor or assignee thereunder;
(ii) with respect to the Janssen Agreement, Janssen Pharmaceutica N.V. and any successor or assignee thereunder;
(iii) with respect to the Merck Agreement, Merck & Co., Inc. and any successor or assignee thereunder;
(iv) with respect to the Santarus Agreement, Santarus, Inc. and any successor or assignee thereunder;
(v) with respect to the LG Agreement, LG Life Sciences Ltd. and any successor or assignee thereunder;
(vi) with respect to the Valeant Agreement, Biovail Laboratories International SRL and any successor or assignee thereunder; and
(vii) with respect to any New License Agreement entered into by a Selling Party in accordance with the terms hereof, the licensee party to the New License Agreement.
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement in the nature of a security interest, in each case to secure payment of a debt or other liability or performance of an obligation, including any conditional sale or any sale with recourse.
“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), fine, judgment, liability, obligation, penalty or Set-off.
“Lupin Agreement” means the Settlement and License Agreement dated as of February 22, 2012, between Depomed, Santarus, Inc. and Lupin Limited.
“Metformin” means metformin, and any salts, esters, free acid forms, free base forms, racemates, enantiomers, solvates (including hydrates), polymorphic forms, complexes, crystal forms, and congeners thereof.

“New Arrangement” has the meaning set forth in Section 5.6.
“New License Agreement” has the meaning set forth in Section 5.6.
“Patent” means any patents, inventor certificates, patent applications (including provisionals, continuations, divisionals, and continuations in part), utility models and rights equivalent thereto, patents issuing from any applications, reissues, reexaminations, extensions (including patent term extension, supplemental protection certificates, and any extension of term by any appropriate Governmental Authority), and post-grant proceedings and all foreign equivalents thereof.
“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office or any other comparable Governmental Authority within or outside the U.S., for any DM Portfolio Intellectual Property Rights that are Patents.
“Permitted Liens” means any: (a) Liens in favor of Purchaser or its Affiliates; (b) Liens created, permitted or required by the Transaction Documents in favor of the Purchaser and its Affiliates; and (c) Liens incurred by the Purchaser.
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Account” means the account of the Purchaser for which the Purchaser has instructed the Selling Parties in writing to direct all payments owed the Purchaser under the Transaction Documents, which account the Purchaser may change from time-to-time by furnishing written notice to the Selling Parties.
“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.
* * *
“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.
“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which any DM Portfolio Products may, subject to the applicable License Agreement, be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Reimbursable Expenses” means, net of any recoveries or reimbursements paid to a Selling Party from a third party (other than the Purchaser), any documented, out-of-pocket costs and expenses of any Selling Party reasonably incurred in connection with (a) the maintenance and prosecution of any DM Intellectual Property Rights and any infringement relating thereto (but only to the extent such maintenance or prosecution is required under the terms of a License Agreement or is required pursuant to the terms hereof), (b) the enforcement of the License Agreement (except as provided in Section 5.5(d)), (c) the entering into any New License Agreements if incurred at the direction of Purchaser, and (d) any performance of any obligations, the cost of which are expressly borne by the Purchaser hereunder (including pursuant to Section 5.5(e)), in each case to the extent (i) such costs and expenses relate directly to the DM Portfolio Products (in other words, if any such costs and expenses relate only partially to the DM Portfolio Products, then in such proportion as such costs and expenses relate to the DM Portfolio Products) and (ii) not reimbursed by a Licensee in accordance with the applicable Licensee Agreement or otherwise reimbursed by the Purchaser hereunder.
“Reversionary Interest” has the meaning set forth in Section 5.8.
“Reversionary Interest Commencement Date” has the meaning set forth in Section 5.8.
“Reversionary Interest Threshold” means $481,000,000.
“Royalty Payables” means any payment obligations of a Selling Party under Article 4 of the Biovail Manufacturing Transfer Agreement and the related Biovail Supply Agreement that are based on either Net Sales or Depomed Revenues (each as defined in the Biovail Manufacturing Transfer Agreement) and result from the sale of DM Portfolio Products to which the Royalty Payments relate.
“Royalty Payment Instruction” means the irrevocable direction to each of the Licensees under the License Agreements substantially in the form set forth in Exhibit B to the Disclosure Letter.
“Royalty Payments” means:
(a)    all royalties, milestone payments and other amounts paid, owed, accrued or otherwise required to be paid to a Selling Party, in each case accruing from and after the Royalty Payments Commencement Date, by the Licensees (and any Sublicensees thereof), pursuant to, and subject to the terms and conditions of the License Agreements, including any payments or consideration paid or payable to the Selling Parties in connection with any amendments, restatements, supplements, modifications, waiver or replacement of the License Agreements;
(b)    all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above; and
(c)    all proceeds (as defined under the UCC) of any of the foregoing;
provided that (A) Royalty Payments shall exclude (without duplication of any amounts deducted or reimbursed by the Purchaser as Reimbursable Expenses):

(i)    * * *;
(ii)    * * *; and
(B) Royalty Payments shall be calculated net of Reimbursable Expenses and Royalty Payables.
“Royalty Payments Commencement Date” means October 1, 2013.
“Royalty Purchase and Sale Agreement” has the meaning set forth in the preamble.
“Royalty Reports” means reports provided by Licensees (including any certifications in respect thereof) to a Selling Party pursuant to and in accordance with the License Agreements setting forth calculations for royalty payments required under such License Agreement and such other information as specified in the applicable License Agreement with respect to the applicable DM Portfolio Product for the relevant period.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble.
“Seller Account” means such account of the Seller as the Seller shall notify the Purchaser in writing from time to time.
“Seller Indemnified Party” has the meaning set forth in Section 7.2.
“Seller Organizational Documents” means the certificate of formation of the Seller dated as of October 16, 2013 and the limited liability company agreement of the Seller dated as of the date hereof.
“Selling Party” has the meaning set forth in the preamble.
“Set-off” means any * * *.
“Subject Assets” means all of Depomed’s or the Seller’s, as applicable, right, title and interest in, to and under each of the License Agreements to receive the Royalty Payments, subject to the Reversionary Interest.
“Sublicensee” means any licensee of a Licensee under any of the License Agreements.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Transaction Documents” means this Royalty Purchase and Sale Agreement, the Bill of Sale, the Royalty Payment Instructions, the Control Agreement, the Disclosure Letter and the Contribution Agreement.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(e) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Royalty Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

Section 1.2    Rules of Construction. Unless the context otherwise requires, in this Royalty Purchase and Sale Agreement:

(a)A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.
(c)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(d)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(e)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(f)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
(g)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(h)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(i)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(j)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Royalty Purchase and Sale Agreement shall refer to this Royalty Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Royalty Purchase and Sale Agreement unless otherwise specified.
(k)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(l)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Royalty Purchase and Sale Agreement on a day that is not a Business Day, unless this Royalty Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
(m)Any reference herein to a term that is defined by reference to its meaning in any of the License Agreements shall refer to such term’s meaning in such License Agreement (including any other defined terms in such License Agreement that are included in such term’s meaning thereunder) as in existence on the date hereof.

ARTICLE II
CONTRIBUTION, PURCHASE AND SALE OF THE SUBJECT ASSETS

Section 2.1    Contribution, Purchase and Sale.

(a)On or prior to the Closing Date, Depomed shall have contributed, assigned, transferred, conveyed and granted to the Seller, and the Seller shall have, pursuant to the terms of the Contribution Agreement, acquired and accepted from Depomed, all of Depomed’s rights, title and interest in and to the Contributed Assets, free and clear of any and all Liens, other than Permitted Liens (the “Contribution”).
(b)Subject to the terms and conditions of this Royalty Purchase and Sale Agreement, on the Closing Date, the Seller hereby sells, assigns, transfers, conveys and grants to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, all of the Seller’s rights, title and interest in and to the Subject Assets, free and clear of any and all Liens, other than Permitted Liens.
(c)The Selling Parties and the Purchaser intend and agree that the sale, assignment, transfer, conveyance and granting of the Subject Assets under this Royalty Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Subject Assets that is absolute and irrevocable and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Subject Assets. Neither the Selling Parties, on the one hand, nor the Purchaser, on the other, intends the transactions contemplated hereby to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or a security agreement. Each Selling Party waives any right to contest or otherwise assert that this Royalty Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Subject Assets under Applicable Law, which waiver shall be enforceable against the Selling Parties in any Bankruptcy Event in respect of a Selling Party. The sale, contribution, assignment, transfer, conveyance and granting of the Subject Assets shall be reflected on the Selling Parties’ financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP or the rules of the SEC require otherwise with respect to Depomed’s consolidated financial statements).
(d)Each of the Selling Parties hereby authorizes the Purchaser or its designee to execute, record and file, and consents to the Purchaser or its designee executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate (i) to evidence or perfect (x) the sale, contribution, assignment, transfer, conveyance and grant by Depomed to the Seller, and the acquisition and acceptance by the Seller from Depomed, of the Contributed Assets, and (y) the sale, assignment, transfer and conveyance by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Subject Assets and (ii) to perfect the security interest in the Contributed Assets granted by the Selling Parties to the Purchaser pursuant to Section 2.1(e).
(e)Notwithstanding that the Selling Parties and the Purchaser expressly intend for the sale, contribution, assignment, transfer, conveyance and granting of the Subject Assets to be a true, complete, absolute and irrevocable sale and assignment, in the event that any transfer contemplated by this Royalty Purchase and Sale Agreement is held not to be a sale, each of the Selling Parties hereby assigns, conveys, grants and pledges to the Purchaser, as security for its obligations created hereunder, a security interest in and to all of such Selling Party’s right, title and interest in, to and under the Contributed Assets, whether now owned or hereafter acquired, and any proceeds (as such term is defined in the UCC) thereof and, solely in such event, this Royalty Purchase and Sale Agreement shall constitute a security agreement.

Section 2.2    Purchase Price. In full consideration for the sale assignment, transfer, conveyance and granting of the Subject Assets to the Purchaser, and subject to the terms and conditions set forth herein, the Purchaser shall pay (or cause to be paid) to the Seller, or the Seller’s designee, on the Closing Date, the sum of $240,500,000, in immediately available funds by wire transfer to the Seller Account (the “Purchase Price”).

Section 2.3    No Assumed Obligations. Notwithstanding any provision in this Royalty Purchase and Sale Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Subject Assets and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of a Selling Party under any of the License Agreements). All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Selling Parties or their Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4    Excluded Assets. The Purchaser does not, by purchase, acquisition or acceptance of the Subject Assets, purchase, acquire or accept any of the DM Portfolio Intellectual Property Rights. Notwithstanding anything to the contrary herein, Depomed may continue to license and sell the DM Portfolio Products (or products similar thereto) and otherwise license the DM Portfolio Intellectual Property without restriction (except as expressly set forth in Section 5.5(g) hereof or elsewhere herein) and no such sales or licenses shall give rise to any obligation to make payments in respect thereof to Purchaser, except to the extent of the Subject Assets.

Section 2.5    Payments.
(a)Payments in Respect of Royalty Payments. In connection with the purchase of the Subject Assets, the Purchaser shall be entitled to receive the Royalty Payments, subject to the Reversionary Interest.
(b)Payment Procedures. Subject to the procedures set forth in Section 5.4, any payments to be made by a party to this Royalty Purchase and Sale Agreement or under any other Transaction Document shall be made by wire transfer of immediately available funds to such party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in Exhibit C to the Disclosure Letter, each of the Selling Parties, on a joint and several basis, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1    Organization; Operations of Seller.

(a)Depomed is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted (except where the failure to have such licenses, permits, franchises, authorizations, consents or approvals would not reasonably be expected to result in an Adverse Change) and to execute, deliver, and perform its obligations under the Transaction Documents and to exercise its rights and to perform its obligations under each of the License Agreements. Depomed is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not reasonably be expected to result in an Adverse Change).

(b)The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted (except where the failure to have such licenses, permits, franchises, authorizations, consents or approvals would not reasonably be expected to result in an Adverse Change) and to execute, deliver, and perform its obligations under the Transaction Documents and to exercise its rights and to perform its obligations under each of the License Agreements. The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not reasonably be expected to result in an Adverse Change).
(c)The Seller was formed on October 16, 2013 for the sole purpose of acquiring the Contributed Assets as contemplated by the Contribution, selling the Subject Assets to the Purchaser as contemplated hereby and otherwise performing its obligations under the Transaction Documents. The Seller has not been, is not, and will not be engaged, in any business unrelated to the effecting the transactions contemplated by the Transaction Documents. The sole assets of the Seller that it has owned or will own consist exclusively of the Contributed Assets and any rights arising under the Transaction Documents. Since the date of the Seller’s formation, the Seller has not incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except as required to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The Seller has no obligations or liabilities, except those incurred in connection with, and pursuant to the Transaction Documents and the transactions contemplated thereby.

Section 3.2    No Conflicts.

(a)None of the execution and delivery by a Selling Party of any of the Transaction Documents, the performance by a Selling Party of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which a Selling Party or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any legally effective term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which a Selling Party or any of its Subsidiaries is a party or by which a Selling Party or any of its Subsidiaries or any of their respective assets or properties is bound or committed (including the License Agreements) or (C) any term or provision of any of the organizational documents of a Selling Party or any of its Subsidiaries, except in the case of clauses (A) and (B) as would not, individually or in the aggregate, reasonably be expected to result in an Adverse Change; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of a Licensee or any of its Sublicensees under a License Agreement, or (iii) except as provided in any of the

(b)Transaction Documents, result in or require the creation or imposition of any Lien on the Contributed Assets or the Subject Assets.
(c)Except for Permitted Liens and liens for taxes not yet due and payable or that are not delinquent or are being contested in good faith, neither Selling Party has granted, nor does there exist, any Lien on the Transaction Documents, the License Agreements or the Contributed Assets nor does there exist any Lien on the DM Portfolio Intellectual Property Rights.

Section 3.3    Authorization.

(a)Each Selling Party has the legal right under the terms of each of the License Agreements after giving effect to, and under, Applicable Law to enter into this Royalty Purchase and Sale Agreement and each of the other Transaction Documents, including, without limitation, the right to sell, contribute, assign, transfer, convey and grant the Contributed Assets to the Seller and to sell, assign, transfer, convey and grant the Subject Assets to the Purchaser, as the case may be, in each case as contemplated hereby and the other Transaction Documents.
(b)Each Selling Party has all corporate or limited liability company, as applicable, power and authority to execute and deliver, and perform its obligations under, each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by each Selling Party of its obligations hereunder and thereunder have been duly authorized by such Selling Party. Each of the Transaction Documents has been duly executed and delivered by each Selling Party. Each of the Transaction Documents constitutes the legal, valid and binding obligation of each Selling Party, enforceable against such Selling Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 3.4    Ownership.

(a)The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Contributed Assets and has good and valid title thereto, free and clear of all Liens (other than Permitted Liens), and prior to the Contribution, Depomed was the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Contributed Assets and had good and valid title thereto, free and clear of all Liens (other than Permitted Liens). The Subject Assets sold, assigned, transferred, conveyed and granted to the Purchaser on the Closing Date have not been pledged, sold, contributed, assigned, transferred, conveyed or granted by either Selling Party to any other Person (other than the Contribution). At the time of the Contribution, Depomed had full right to contribute, assign, transfer, convey and grant the Contributed Assets to the Seller, and following the Contribution, the Seller has full right to sell, contribute, assign, transfer, convey and grant the Subject Assets to the Purchaser. Upon the sale, assignment, transfer, conveyance and granting by the Seller of the Subject Assets to the Purchaser, the Purchaser shall acquire good, valid and marketable title to the Subject Assets free and clear of all Liens, other than Permitted Liens, and shall be the exclusive owner of the Subject Assets.

(b)Subject to the Reversionary Interest as contemplated hereby, no Person other than the Purchaser has any right to receive the Royalty Payments payable under each of the License Agreements (other than to the extent the Purchaser assigns its right to receive the Royalty Payments payable under any of the License Agreements to any other Person).

Section 3.5    Governmental and Third Party Authorizations. The execution and delivery by the Selling Parties of the Transaction Documents, the performance by each of the Selling Parties of its respective obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, contribution, assignment, transfer, conveyance and granting of the Contributed Assets to the Seller and sale, assignment, transfer, conveyance and granting of the Subject Assets to the Purchaser as contemplated hereby) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements, the notice to each of the Licensees contained in the Royalty Payment Instructions and those previously obtained.

Section 3.6    No Litigation. Except as disclosed under Part II, Item 1 of Depomed’s quarterly report on Form 10-Q filed with the SEC on August 8, 2013, there is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of the Selling Parties, threatened, against, relating to or affecting any DM Portfolio Product or the Subject Assets (including under the License Agreements), at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of the Selling Parties, threatened in writing, against a Selling Party or any of its Subsidiaries against, relating to or affecting any DM Portfolio Product or the Subject Assets (including under the License Agreements) that, in each case, (i) if adversely determined, could reasonably be expected to result in an Adverse Change, or (ii) challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of the Selling Parties, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 3.7    Solvency. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the present fair saleable value of each of the Selling Parties’ property and assets will be greater than the sum of its debts and liabilities, including contingent liabilities, (b) the present fair saleable value of each of the Selling Parties’ property and assets will be greater than the amount that would be required to pay such Selling Party’s probable liabilities on its existing debts and other liabilities, including contingent liabilities, as they become absolute and matured, (c) neither of the Selling Parties will have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted, and (e) neither of the Selling Parties has incurred, intends to incur, or believes (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured. No step has been taken or is intended by either of the Selling Parties or, so far as each Selling Party is aware, any other Person to make either Selling Party subject to a Bankruptcy Event.

Section 3.8    Tax Matters. Each of the Selling Parties has filed (or caused to be filed) all material tax returns required by Applicable Law to have been filed by such Selling Party and has paid or remitted all taxes required to be paid by it where the failure to pay would result in a Lien on any of the Subject Assets, except any such taxes that are not yet due or delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

Section 3.9    No Brokers’ Fees. Neither Selling Party has taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.10    Compliance with Laws. None of the Selling Parties or any of their Subsidiaries (a) has violated or is in violation of or has been given notice of any violation of, or, to the Knowledge of the Selling Parties, is under investigation with respect to or has been threatened to be charged with any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case with respect to clause (a) and (b) above, that could reasonably be expected to result in an Adverse Change.

Section 3.11    Intellectual Property Matters.

(a)Exhibit C to the Disclosure Letter sets forth an accurate and complete list of each DM Portfolio Intellectual Property Right that is a Patent (the “DM Portfolio Patents”), including for each such Patent: (i) the jurisdictions in which such Patent is pending, allowed, granted or issued, (ii) the patent number or pending patent application serial number, (iii) the scheduled expiration date of such issued Patent, including extensions granted and applied for, (iv) the scheduled expiration date of each Patent issuing from such pending patent applications once issued and (v) the owner of such Patent.
(b)To the Knowledge of the Selling Parties, each DM Portfolio Patent issued in the United States or the European Patent Office includes at least one valid and enforceable claim that covers one or more of the DM Portfolio Products. To the Knowledge of the Selling Parties, each DM Portfolio Patent set forth on Section 3.11(b) of Exhibit C to the Disclosure Letter includes at least one valid and enforceable claim covering the DM Portfolio Product identified as being covered by such DM Portfolio Patent. * * *
(c)There are no unpaid maintenance or renewal fees payable by the Seller to any third party that currently are overdue for any of the DM Portfolio Patents. No DM Portfolio Patents have lapsed or been abandoned, cancelled or expired. Each individual associated with the filing and prosecution of the DM Portfolio Patents, including the named inventors of the DM Portfolio Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the DM Portfolio Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist.
(d)Subsequent to the issuance of the DM Portfolio Patents, neither Selling Party has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the DM Portfolio Patents. Except as set forth on Exhibit C to the Disclosure Letter, neither Selling Party has been nor is currently involved in any interference, re-examination, opposition, derivation or other post-grant proceedings involving any of the DM Portfolio Patents and no allowable or allowed subject matter of the DM Portfolio Patents is subject to any competing conception claims of allowable or allowed subject matter of any Patents of any third party and have not been the subject of any interference, re-examination, opposition, derivation or other post-grant proceedings.
(e)Except as disclosed under Part II, Item 1 of Depomed’s quarterly report on Form 10-Q filed with the SEC on August 8, 2013 or set forth on Exhibit C to the Disclosure Letter, there is no opposition, interference, reexamination, derivation or other post-grant proceeding, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) pending, or, to the Knowledge of the Selling Parties, threatened, involving a Selling Party, or, to the Knowledge of the Selling Parties, pending or threatened against any other Person (including each of the Licensees) challenging the legality, validity, enforceability or ownership of or otherwise relating to any of the DM Portfolio Patents or that could give rise to any Set-off against the Royalty Payments. There are no Disputes pending, or to the Knowledge of the Selling Parties, threatened in writing, involving a Selling Party and any DM Portfolio Product, and, to the Knowledge of the Selling Parties, pending or threatened in writing against any other Person (including each of the Licensees) and relating to any DM Portfolio Product. To the Knowledge of the Selling Parties, none of the DM Portfolio Patents nor DM Portfolio Products is subject to any outstanding injunction, judgment, order, decree, ruling, settlement or other disposition of a Dispute.
(f)There is no pending or, to the Knowledge of the Selling Parties, threatened in writing, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person to which a Selling Party or, to the Knowledge of the Selling Parties, any of the Licensees or its Sublicensee is or could be a party, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Designated DM Portfolio Product by any of the Licensees, their Affiliate or their Sublicensees pursuant to the License Agreements does or could infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. Neither Selling Party has received any written notice of any action, suit, proceeding or investigation or claim by any Person, and, to the Knowledge of the Selling Parties, neither the Licensees nor any Sublicensees have received any written notice of any action, suit, proceeding or investigation or claim by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any DM Portfolio Product by any of the Licensees, their Affiliate or their Sublicensees pursuant to the

License Agreements does or could infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. To the Knowledge of the Selling Parties, there are no issued Patents owned by any third party that limit or would be infringed by the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Designated DM Portfolio Product in any country in which any Designated DM Portfolio Product is currently manufactured, used, marketed, sold, offered for sale or imported pursuant to the License Agreements and there are no pending patent applications owned by any third party containing claims that, if a Patent issues thereon, would limit or be infringed by the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Designated DM Portfolio Product by a Selling Party, the Licensees or any of their respective licensees in any country in which any Designated DM Portfolio Product is currently manufactured, used, marketed, sold, offered for sale or imported pursuant to the License Agreements. To the Knowledge of the Selling Parties, there are no issued Patents owned by any third party that limit or would be infringed * * * and there are no pending patent applications owned by any third party containing claims that, if a Patent issues thereon, would limit or be infringed * * *.
(g)Except as disclosed in Depomed’s reports and other information filed with, or furnished to, the SEC prior to the Closing Date, to the Knowledge of the Selling Parties, there is no third party infringing any DM Portfolio Patents to the extent relating to the DM Portfolio Products. Neither Selling Party has received any notice under any of the License Agreements of infringement of any of the DM Portfolio Patent.
(h)Each of the Selling Parties and, to the Knowledge of the Selling Parties, the Licensees has taken commercially reasonable precautions to protect the secrecy, confidentiality and/or value of any DM Portfolio Intellectual Property Rights that are know-how or other trade secrets of the Selling Parties licensed under the License Agreements, except where the failure to do so could not reasonably be expected to result in an Adverse Change.
(i)Except for the DM Portfolio Intellectual Property Rights, neither of Selling Parties nor any of Affiliates of either Selling Party controls any Patents that, absent a license, would be infringed by the manufacture, use, sale, offer for sale or importation of any DM Portfolio Product.
(j)Neither Selling Party has received nor is otherwise in possession of any written legal opinion with respect to any third party intellectual property rights relating to any DM Portfolio Patents or DM Portfolio Products, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.
(k)* * *
(l)* * *
(m)The date of Regulatory Approval referred to in Section 24.2 of the Supply Agreement dated as of December 13, 2005, between Biovail Laboratories International SRL and Depomed is December 27, 2007.

(n)No claims of any DM Portfolio Patent are being asserted by Depomed or any other Person in any action, suit or proceeding of any kind other than as disclosed on Exhibit C to the Disclosure Letter.

Section 3.12    License Agreements.

(a)Other than the Transaction Documents and the License Agreements, there is no contract, agreement or other arrangement (whether written or oral) to which a Selling Party or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on, affects or otherwise relates to the Subject Assets or each of the License Agreements as it relates to the Subject Assets, or (ii) for which breach, nonperformance, termination, cancellation or failure to renew could reasonably be expected to result in an Adverse Change.
(b)Each of the License Agreements is in full force and effect and is the legal, valid and binding obligation of Depomed and, to the Knowledge of the Selling Parties, the applicable Licensee, enforceable against Depomed and, to the Knowledge of the Selling Parties, the applicable Licensee in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. The execution and delivery of, and performance of obligations under, each of the License Agreements were and are within the powers of the Selling Parties * * *. Each of the License Agreements was duly authorized by all necessary action on the part of, and validly executed and delivered by, Depomed and, to the Knowledge of the Selling Parties, the applicable Licensee. * * * Following the execution and delivery of the Transaction Documents and the performance of the parties’ rights and obligations hereunder and thereunder, * * * in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. * * *
(c)Neither Selling Party has waived any rights or defaults under any of the License Agreements or released any of the Licensees, in whole or in part, from any of their obligations thereunder. There are no pending requests for waivers or modifications in respect of the License Agreements. Neither of the Selling Parties nor, to the Knowledge of the Selling Parties, any Licensee has agreed to amend or waive any provision of the License Agreements, and there is no current proposal to do so.
(d)* * *
(e)* * *
(f)Neither Selling Party has consented to any assignment, pledge, sale or other transfer (including licenses) by any Licensee of any of such Licensee’s rights or obligations under its Licensee Agreement, and neither Selling Party has any Knowledge of any such assignment, pledge, sale or other transfer (including licenses) by any Licensee. Except as contemplated by Section 2.1, neither Selling Party has assigned, sold or otherwise transferred any of its rights or obligations, in whole or in part, under the License Agreements nor has granted, incurred or suffered to exist any Liens (other than Permitted Liens and liens for taxes not yet due and payable or that are not delinquent or are being contested in good faith) on the License Agreements or any of its rights thereunder or on any of the Subject Assets, and neither Selling Party has received any notice from any Licensee of such Licensee’s intent to assign, pledge, sell or otherwise transfer (including license) any of such Licensee’s rights or obligations under its License Agreement.
(g)Neither of the Selling Parties nor any of the Licensees has made any claim of indemnification under any of the Licensee Agreements.
(h)Neither of the Selling Parties has exercised its rights to conduct an audit under any of the License Agreements.
(i)To the Knowledge of the Selling Parties, each of the Selling Parties has received all amounts due and payable to it under each of the License Agreements.
(j)To the Knowledge of the Selling Parties, each of the Licensees has complied in all material respects with its obligations to develop the DM Portfolio Products and seek and obtain Regulatory Approval for the DM Portfolio Products pursuant to its License Agreement.

Section 3.13    UCC Matters.

(a)Depomed and the Seller’s exact legal names are, and since the date of their organization on August 7, 1995 and October 16, 2013, respectively, have been, “Depomed, Inc.” and “Depo DR Sub, LLC,” respectively. Depomed’s chief executive office is, and since such date of organization has been, located in, and its jurisdiction of organization is, and since such date of organization has been, the State of California. Each of Depomed and the Seller is a registered organization under the laws of the State of Delaware. Since the applicable date of organization, neither Selling Party has been the subject of any merger or other corporate or other reorganization in which such Selling Party’s identity or status was materially changed, except in each case when it was the surviving or resulting Person.
(b)Assuming that the Purchaser has not agreed to subordinate any claims and rights created by any Transaction Documents in and to the Subject Assets, such claims and rights of the Purchaser are not subordinated to any creditor of either Selling Party or any other Person.

Section 3.14    Margin Stock. Neither Selling Party is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by either Selling Party for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Selling Parties as of the date hereof and as of the Closing Date as follows:

Section 4.1    Organization. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

Section 4.2    No Conflicts. None of the execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of the Purchaser.

Section 4.3    Authorization. The Purchaser has all powers and authority to execute, deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 4.4    Governmental and Third Party Authorizations. The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.

Section 4.5    No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority, to the knowledge of the Purchaser, pending or threatened against the Purchaser, that, in each case, challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Purchaser is party.

Section 4.6    Access to Information. The Purchaser acknowledges that it has (a) reviewed the License Agreements and such other documents and information relating to the DM Portfolio Intellectual Property Rights and the DM Portfolio Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the License Agreements, the DM Portfolio Intellectual Property Rights and the DM Portfolio Products, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Subject Assets in accordance with the terms of this Royalty Purchase and Sale Agreement. The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Subject Assets in accordance with the terms of this Royalty Purchase and Sale Agreement.

ARTICLE V
COVENANTS

The parties hereto covenant and agree as follows:

Section 5.1    Notices; Books and Records; Audit Right.
(a)The Selling Parties shall provide to the Purchaser:
(i)* * *, as promptly as practicable (but in no event more than five Business Days) following receipt by a Selling Party of written notice of * * *, written notice thereof (including reasonable details to enable the Purchaser to understand the applicable matters involved including, as applicable, the events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed corrective action to be taken, relevant timelines involved with such matters and such other information to enable * * *, together with a copy of such written notice received by a Selling Party along with any related materials with respect thereto;
(ii)* * *, as promptly as practicable (but in no event more than five Business Days) following receipt by a Selling Party of any written notice, demand, certificate, correspondence, report or other communication relating * * *, written notice thereof (including reasonable details to enable the Purchaser to understand the applicable matters involved and the relevant timeline involved with such matters, together with a copy of such written notice, demand, certificate, correspondence, report or other communication received by a Selling Party);
(iii)Within 30 days after the end of each calendar quarter, a Distribution Report, along with, * * *, reasonable documentation relating to * * *;
(iv)Subject to Section 5.1(e), concurrently with the delivery of the Distribution Report, a copy of each Royalty Report received and bank account statements for the Collection Account with respect to such calendar quarter;

(v)* * *, as promptly as practicable (but in no event more than five Business Days) following receipt of any written notices given or received by Depomed under * * *, copies of such notices;
(vi)* * *, as promptly as practicable (but in no event more than five Business Days) after obtaining * * *;
(vii)As promptly as practicable (and in any event within five Business Days) after obtaining Actual Knowledge of any of the following: (A) the occurrence of a Bankruptcy Event in respect of a Selling Party; (B) any breach or default by a Selling Party of or under any covenant, agreement or other provision of any Transaction Document; (C) any representation or warranty made by a Selling Party in any of the Transaction Documents or in any certificate delivered to the Purchaser pursuant to this Royalty Purchase and Sale Agreement shall prove to be untrue, inaccurate or incomplete in any significant respect on the date as of which made; or (D) any change, effect, event, occurrence, state of facts, development or condition that could reasonably be expected to result in an Adverse Change, written notice thereof; and
(viii)Not less than 30 days prior to (or such shorter period as may be reasonably acceptable to the Purchaser) any change in, or amendment or alteration of, Depomed’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization, written notice thereof.
(b)Each party shall keep and maintain, or cause to be kept and maintained, proper books and records relating to Royalty Payments and other payments or reimbursements received or paid hereunder, and in the case of the Selling Parties, under each of the License Agreement, which books and records shall be maintained for three years following the last date in which the Purchaser is entitled to receive Royalty Payments hereunder or such longer period as required by Applicable Law. For so long as the Purchaser is entitled to receive Royalty Payments hereunder and for a period of three years thereafter, upon prior written notice to a Selling Party, the Purchaser has the right to require an audit of such books and records to verify the accuracy of the Royalty Payments to the Purchaser hereunder and the accuracy of any Royalty Report or Distribution Report or of information contained in any certificate of an officer of a Selling Party provided to the Purchaser pursuant to Section 5.1(e) of this Royalty Purchase and Sale Agreement.
(c)Any such audit shall occur (i) not more than once in any calendar year, (ii) upon not less than 30 days prior written notice, and (iii) during normal business hours, and shall be conducted by a nationally recognized independent accounting firm selected and engaged by the Purchaser, subject to the reasonable consent of the Selling Parties (which consent shall not be unreasonably withheld, conditioned or delayed), which accounting firm shall agree to keep all such books and records and any other information confidential to the extent required hereunder and under the License Agreements (provided that nothing herein shall require the Selling Parties to disclose any information to the Purchaser or any such independent accounting firm to the extent such disclosure would constitute a breach by a Selling Party of any confidentiality obligations under a License Agreement as in effect on the date hereof). If such audit results in a determination that for any period covered by such audit, based on payments received by the Selling Parties under the License Agreements and withdrawals made to the Collection Account during such period, there was an under-payment of Royalty Payments to the Purchaser, such amount shall be promptly paid by the Selling Parties to the Purchaser, plus interest, calculated on a 365-day or 366-day basis, as applicable, at a rate equal to the then current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.interactive.wsj.com) plus two percent (2%), for the period from and including the date when such amount should have been paid by a Selling Party to the Purchaser in accordance with this Royalty Purchase and Sale Agreement through but excluding the date of payment of such amount, together with all interest thereon in accordance with this Section 5.1(c). The fees and expenses of the independent accounting firm shall be borne by the Purchaser, unless the audit shows an under-payment of more than five percent (5%) for any calendar year of Royalty Payments received by Purchaser during such period.
(d)* * *
(e)* * *

Section 5.2    Public Announcement; Confidentiality.

(a)After the execution of this Royalty Purchase and Sale Agreement, each party may make public disclosure with respect to this Royalty Purchase and Sale Agreement and the transactions contemplated hereby; provided that (A) any such public disclosure in the form of a press release shall be in a form mutually acceptable to the Purchaser and the Selling Parties, (B) each of the Purchaser and Depomed shall provide the other a reasonable prior opportunity to review any such public disclosure to be contained in any current report on Form 8-K to be filed with the SEC in connection with the execution of this Royalty Purchase and Sale Agreement (it being understood that no further prior review shall be required for any disclosure contained in any other report filed with, or furnished to, the SEC so long as such disclosure is consistent with such prior disclosure or is otherwise required to be disclosed as determined in the good faith judgment of the disclosing party, pursuant to GAAP or Applicable Law), and (C) the parties shall cooperate with respect to any requests to be submitted to the SEC or other Governmental Authority for confidential treatment of portions of this Royalty Purchase and Sale Agreement (and any other Transaction Documents).
(b)Except as required by Applicable Law or the rules and regulations of any securities exchange or trading system or any Governmental Authority and except as otherwise set forth in this Section 5.2, any Receiving Party who is provided or furnished with any Confidential Information pursuant to the provisions of this Agreement will treat and hold as confidential and will cause each of its Affiliates, directors, officers, employees, agents, representatives and similarly situation persons to whom any such information is disclosed, in the same manner that it treats and holds the confidentiality of its own proprietary and confidential information, and not disclose to any Person any and all Confidential Information furnished to it by the Disclosing Party, and to use such Confidential Information only in connection with the Transaction Documents and the performance of the transactions contemplated hereby. Notwithstanding the foregoing, except to the extent that such disclosure would not be permitted under the terms of any confidentiality obligations under any License Agreement (in which case, the Disclosing Party shall designate the Confidential Information as restricted from such further disclosure), the Receiving Party may disclose Confidential Information on a need-to-know basis to its directors, employees, managers, officers, agents, advisors, lawyers, bankers, lenders, investors (and potential lenders and investors) and, in the case of the Purchaser, transferees or assignees of the Subject Assets; provided, however, that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such Confidential Information confidential pursuant to obligations of confidentiality no less onerous than those set forth herein.
(c)In the event that the Selling Parties or the Purchaser receives a subpoena, or other validly-issued administrative or judicial process, requesting that Confidential Information of the other party hereto be disclosed, it will promptly notify such other party of such receipt. The party hereto receiving such request will thereafter be entitled to comply with such subpoena or other process, only to the extent required by Applicable Law.

Section 5.3    Commercially Reasonable Efforts; Further Assurances.

(a)Subject to the terms and conditions of this Royalty Purchase and Sale Agreement, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions contemplated by the Transaction Documents to which either Selling Party or the Purchaser, as applicable, is party, including to (i) perfect the Contribution, (ii) perfect, vest and maintain in the Purchaser consistent with the terms hereof good, valid and marketable rights and interests in and to the Subject Assets, free and clear of all Liens (other than Permitted Liens), (iii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which either Selling Party or the Purchaser, as applicable, is party, (iv) create, evidence and perfect the Purchaser’s back-up security interest granted pursuant to Section 2.1(e) (including the execution of a Control Agreement with respect to the Collection Account), and (v) enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which either Selling Party or the Purchaser, as applicable, is party.
(b)The Selling Parties and the Purchaser shall cooperate and provide assistance as reasonably requested by a party hereto, at the expense of such party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which such party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Subject Assets or the transactions described herein or therein but in all cases excluding any litigation brought by a Selling Party (for itself or on behalf of any Seller Indemnified Party) against the Purchaser or brought by the Purchaser (for itself or on behalf of any Purchaser Indemnified Party) against a Selling Party; provided that nothing herein shall require the disclosure of any information that would impair the attorney-client privilege applicable thereto; provided, further, that, the parties agree to take all such reasonable steps to allow for the disclosure of any such information in a manner that will not impair the attorney-client privilege, including entering into a joint defense agreement or other agreement with one another in order to maintain the attorney-client privilege of any such information disclosed.
(c)Each Selling Party and the Purchaser shall comply with all Applicable Laws with respect to the Transaction Documents, the License Agreements, the Subject Assets and all ancillary agreements related thereto.
(d)Neither Selling Party shall enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would conflict with the Transaction Documents or the rights granted to the Purchaser hereunder or thereunder, or impair either Seller Party’s ability to perform its obligations under the Transaction Documents, or, except as permitted hereby, impair any of the Purchaser’s rights and remedies under the Transaction Documents.

Section 5.4    Royalty Payments on Account of the Subject Assets; Royalty Payment Instruction.

(a)Promptly following the execution of this Agreement, Depomed shall deliver a Royalty Payment Instruction to each Licensee or otherwise direct each Licensee to make all Royalty Payments to the Collection Account. Funds deposited into the Collection Account shall be swept on a weekly basis into the Purchaser Account. No Selling Party shall terminate, or otherwise have any right to terminate, amend or modify, the Control Agreement or change the Collection Account, without the Purchaser’s prior written consent. Any such consent, which the Purchaser may grant or withhold in its sole and absolute discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of the Purchaser: (i) any successor financial institution at which the Collection Account will be maintained shall be acceptable to the Purchaser; (ii) the Purchaser, the Seller and such successor financial institution shall have entered into a Control Agreement; (iii) all funds and items in the Collection Account that is to be terminated shall be transferred to the new account held at the successor financial institution prior to the termination of the then existing Collection Account; and (iv) the Purchaser shall have received evidence that all Licensees have been instructed to remit all future amounts payable under the License Agreements to the new account at the successor financial institution. All amounts in respect of Royalty Payments deposited in the Collection Account shall be held by the Seller in the Collection Account in trust for the benefit of the Purchaser.
(b)The Collection Account shall be the account into which all payments (other than reimbursement payments under clause (A)(i) of the provisio to the definition of Royalty Payments) made to a Selling Party in respect of any License Agreement are to be remitted. All amounts deposited into the Collection Account shall be swept from the Collection Account into the Purchaser Account on a weekly basis; provided, however, that the Seller shall be permitted to withdraw from the Collection Account in advance of any sweep any estimated amounts owed a Selling Party in respect of estimated Reimbursable Expenses and Royalty Payables and any amounts deposited in such Collection Account constituting any indemnity payments and cost reimbursements that are expressly excluded from the definition of Royalty Payments.
(c)If any Licensee, any Sublicensee or any other Person (notwithstanding the terms of the Royalty Payment Instruction with respect to its License Agreement) makes any payment in respect of the Subject Assets directly to either Selling Party (or to any of their Subsidiaries) other than payments made to the Collection Account, then (i) the portion of such payment that represents Royalty Payments owed to the Purchaser at such time shall be held by such Selling Party (or such Subsidiary) in trust for the benefit of the Purchaser, and (ii) such Selling Party promptly, and in any event no later than five Business Days following the receipt by such Selling Party (or such Subsidiary) of such portion of such payment, shall remit, or cause to remitted, such portion of such payment to the Collection Account in the exact form received with all necessary endorsements.
(d)If any Licensee takes any Set-off in accordance with the terms of its License Agreement where such Set-off (or any portion thereof) is made in respect of any event occurring, circumstance existing or action taken prior to the Royalty Payments Commencement Date but has the effect of reducing amounts to be paid to the Purchaser following the Closing Date, then the Selling Parties shall cause the amount of such Set-off (or portion thereof, as the case may be) to be paid promptly (but in no event later than five Business Days following such Set-off) to the Purchaser Account.
(e)Within 5 Business Days of the delivery of any Distribution Report, the parties shall make such payments as necessary to correct any underpayments or overpayments to the Purchaser as identified in such Distribution Report (taking into account any payments due to the Seller pursuant to Section 5.8).
(f)All amounts payable by a Selling Party to the Purchaser or the Purchaser to a Selling Party under this Royalty Purchase and Sale Agreement but not paid within such 5 Business Day period, unless contesting in good faith any such amounts owed, shall accrue interest from and including the date that is the 5th Business Day following delivery of the applicable Distribution Report through but excluding the date such payment, together with all interest thereon in accordance with this Section 5.4(e), is made by the applicable party at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.interactive.wsj.com) plus two percent (2%).
(g)Neither Selling Party shall amend, modify, supplement, restate, waive, cancel or terminate any Royalty Payment Instruction without the prior written consent of the Purchaser, except to the extent necessary to effect a change in the Collection Account in accordance with Section 5.4(a).

Section 5.5    License Agreements.
(a)* * *
(b)* * *

(c)* * *
(d)* * *
(e)* * *
(f)Subject to the provisions of each of the License Agreements and any rights of Licensees thereunder and any limitations that Selling Party reasonably requires to protect the attorney-client privilege based on advice from outside counsel (provided that, where so advised, the Selling Parties shall enter into a joint defense agreement or other agreement with the Purchaser in order to maintain the attorney-client privilege of any information shared with the Purchaser), each Selling Party shall make available its relevant records and personnel to the Purchaser in connection with any prosecution of litigation by either Selling Party or the Purchaser against any Licensees to enforce any of the Purchaser’s rights under this Royalty Purchase and Sale Agreement or any of the License Agreements, and shall at the Purchaser’s expense (unless otherwise provided for herein), provide reasonable assistance and authority to file and bring the litigation, including, if required to bring the litigation, being joined as a party plaintiff.
(g)* * *

Section 5.6    Termination of a License Agreement. * * *

(a)* * *;
(b)* * *

Section 5.7    Audits. No Selling Party shall cause an inspection or audit of any Licensee’s books and records to be conducted pursuant to the terms of the applicable License Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. In the event that the Purchaser consents in writing to a request by a Selling Party to cause an inspection or audit of any Licensee’s books and records, then, if requested by the Purchaser, at the Purchaser’s expense and subject to the confidentiality limitations under the applicable License Agreement, the Purchaser shall be entitled to participate in such audit and inspection, including any audit and inspection of such Licensee’s books and records with respect to each DM Portfolio Product, and to select such third party representatives to participate in such audit and inspection (including the use of any public accounting firm). In addition, the Selling Parties shall, upon the written request of the Purchaser and in any event in accordance with the terms of the License Agreement, cause an inspection or audit of any Licensee’s books and records to be conducted pursuant to, and in accordance with the terms of the applicable License Agreement with respect to any DM Portfolio Products.
For the purposes of exercising the Purchaser’s rights pursuant to this Section 5.7 in circumstances where the Purchaser is requesting that a Selling Party cause an inspection or audit to be made, the Selling Parties shall use such third party representatives as selected by the Purchaser (including the use of any public accounting firm) for such purpose. The Selling Parties and the Purchaser agree that all of the expenses of any inspection or audit carried out for the benefit of and at the request of the Purchaser that would otherwise be borne by a Selling

Party pursuant to the applicable License Agreement shall instead be borne by the Purchaser, including fees and expenses of any third party representatives and the Selling Parties’ reasonable, documented out-of-pocket costs. To the extent that disclosure of an inspection or audit report prepared by any appropriately qualified third party representative (whether or not a public accounting firm) following the Purchaser’s exercise of its rights under this Section 5.7 (whether the Purchaser is participating in an inspection or audit or requesting that a Selling Party cause an inspection or audit) is permitted pursuant to any of the License Agreements, the Selling Parties will, subject to the confidentiality restrictions under the applicable License Agreement, furnish to the Purchaser a copy of any inspection or audit report prepared in connection with such inspection or audit. * * *

Section 5.8    Reversionary Interest. Depomed shall be entitled to receive an amount equal to 50% of the Royalty Payments, net of any reasonable and documented out-of-pocket costs and expenses incurred by the Purchaser in connection with this Royalty Purchase and Sale Agreement (including costs and expenses associated with audits, defending any DM Intellectual Property Rights and enforcing the License Agreement or any of the Transaction Documents and any other costs and expenses borne by the Purchaser hereunder), once the Purchaser has received aggregate payments (excluding any amounts previously paid to the Purchaser that are subject to return by the Purchaser but including the amount of any taxes withheld for the benefit of Purchaser on such payments) in respect of Royalty Payments under this Royalty Purchase and Sale Agreement in an amount equal to the Reversionary Interest Threshold (Depomed’s right to such Royalty Payments, the “Reversionary Interest,” and the date that such Reversionary Interest Threshold has been met, the “Reversionary Interest Commencement Date”). Following the Reversionary Interest Commencement Date, within 5 Business Days of Purchaser’s receipt of a Distribution Report, the Purchaser shall provide to the Selling Parties a report showing in reasonable detail the calculation of the payments in respect of the Reversionary Interest for the applicable calendar quarter and pay to Depomed the Reversionary Interest with respect to Royalty Payments received during such calendar quarter. At the request of Depomed, Purchaser shall provide supporting documentation with respect to any costs and expenses deducted from the Royalty Payments for purposes of calculating payments in respect of the Reversionary Interest. For so long as Depomed is entitled to receive payments in respect of the Reversionary Interest hereunder and for a period of three years thereafter, upon prior written notice to the Purchaser, the Selling Parties have the right to require an audit of such books and records to verify the accuracy of the calculation of payments in respect of the Reversionary Interest on the same terms, mutatis mutandis, as the audit rights of the Purchaser under Section 5.1(c).

Section 5.9    Tax Matters.

(a)Notwithstanding the accounting treatment thereof, for United States federal, state, local and foreign tax purposes, the Selling Parties and the Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale for United States federal, state, local and foreign tax purposes. Accordingly, any and all Royalty Payments made pursuant to the License Agreements after the Closing Date shall be treated as made to the Purchaser (or, after the Reversionary Interest Commencement Date, such portion as applicable to the Seller, as applicable) for United States federal, state, local and foreign tax purposes. The parties shall cooperate to effect the foregoing treatment for United States federal, state, local and foreign tax purposes in the event that, notwithstanding the Royalty Payment Instruction, any Licensee, any Sublicensee or any other Person makes any future remittance of Royalty Payments to a Selling Party which the Selling Party must remit to the Purchaser pursuant to Section 5.4 of this Royalty Purchase and Sale Agreement. The Selling Parties shall report the Royalty Payments hereunder on Form 1099-MISC or applicable form as royalties for United States federal, state and local income tax purposes. The Purchaser shall provide to the Selling Parties such properly completed and executed IRS Form W-9 or other applicable forms, certificates or documents as reasonably requested by Selling Parties from time to time for purposes of establishing the Purchaser’s residency for tax purposes and any applicable exemptions or reductions from U.S. withholding taxes.
(b)The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.8 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party hereto has consented to such actions or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.8. If there is an inquiry by any Governmental Authority of the Selling Parties or the Purchaser related to this Section 5.8, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.8.

Section 5.10    Existence. Each Selling Party shall (a) preserve and maintain its existence (except as permitted under Section 9.4 in respect of Depomed), (b) use commercially reasonable efforts to preserve and maintain its rights, franchises and privileges, except to the extent the failure to do so would not reasonably be expected to result in an Adverse Change, and (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications could reasonably be expected to result in an Adverse Change.

Section 5.11    Seller Operations. The Seller was formed solely for the purpose of owning the Contributed Assets and the transfer of the Subject Assets to the Purchaser pursuant hereto and shall not engage in any business or other activity not expressly contemplated by the Transaction Documents. Except as permitted under Section 9.4, all of the equity interests in Seller have at all times been, and shall always be, owned, directly or indirectly, by Depomed. The Seller will not acquire or otherwise possess any assets or incur any liabilities, Liens (other than Permitted Liens) or other obligations (contractual or otherwise) except in connection with the performance of its obligations under the Transaction Documents or resulting out of the ownership of the Contributed Assets that are not Subject Assets. The Seller will at all times remain in existence as a limited liability company separate and distinct from Depomed or any other Person and will not consent to or enter into agreement or contract with respect to reorganization, merger, recapitalization or consolidation of the Seller with or into any other Person. Neither the Seller nor Depomed or any manager of the Seller shall amend or alter the Seller Organizational Documents, agree to dissolve the Seller or otherwise windup its affairs or allow or take any action for the Seller to become subject to any Bankruptcy Event. The Seller shall not fail to correct any known misunderstanding regarding the separate identity of the Seller and shall maintain its accounts, books and records separate from any other Person (including Depomed) and will not commingle any funds with any other Person (including Depomed), except to the extent set forth herein with respect to amounts deposited in the Collection Account.

Section 5.12    Enforcement of DM Portfolio Patents. * * *

Section 5.13    Compliance with Obligations under Certain Agreements. * * *

Section 5.14    Compliance with Terms of Certain Agreements.

(a)* * *
(b)* * *
(c)* * *

Section 5.15    Withdrawal of Certain Asserted Claims.

(a)* * *
(b)* * *

Section 5.16    Enforcement of DM Portfolio Patents * * *

ARTICLE VI
THE CLOSING

Section 6.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place contemporaneous with the execution of this Royalty Purchase and Sale Agreement (the “Closing Date”), at the offices of Gibson, Dunn & Crutcher, 333 South Grand Avenue, Los Angeles, CA 90071, or such other place as the parties hereto mutually agrees.

Section 6.2    Closing Deliverables of the Selling Parties. At or prior to the Closing, the Selling Parties shall have delivered or cause to be delivered to the Purchaser the following:

(a)this Royalty Purchase and Sale Agreement duly executed by each Selling Party;
(b)the Bill of Sale duly executed by each Selling Party;
(c)evidence, in form and substance reasonably satisfactory to the Purchaser, of the consummation of the Contribution, including delivery of the Contribution Agreement executed by each Selling Party;
(d)a certificate of an executive officer of each Selling Party (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officers as true and complete, of (x) the certificate of incorporation and bylaws of Depomed and the Seller Organizational Documents and (y) resolutions of the board of directors or other governing body of Depomed authorizing and approving the execution, delivery and performance by Depomed of the Transaction Documents and the transactions contemplated herein and therein and (ii) setting forth the incumbency of the officer or officers of each Selling

Party who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers; and
(e)such other certificates, documents and financing statements as the Purchaser may have reasonably requested, including a financing statement reasonably satisfactory to the Purchaser to create, evidence and perfect the sale, assignment, transfer, conveyance and grant of the Subject Assets pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(e).

Section 6.3    Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Selling Parties the following:
(a)this Royalty Purchase and Sale Agreement duly executed by the Purchaser;
(b)the Bill of Sale duly executed by the Purchaser; and
(c)payment of the Purchase Price in accordance with Section 2.2.

Section 6.4     Post-Closing Matter. The Seller shall establish the Collection Account within 15 days of the Closing Date and the parties shall enter into a Control Agreement with respect to the Collection Account within 15 days of the Closing Date. Promptly upon establishment of the Collection Account, the Selling Parties shall execute and distribute to each Licensee a Royalty Payment Instructions with respect to the applicable License Agreement. The parties acknowledge and agree that the Collection Account to be established pursuant to this Section 6.4 shall provide for the regular sweeping of all funds in the Collection Account into the Purchaser Account on a basis of no less often than weekly.

ARTICLE VII
INDEMNIFICATION

Section 7.1    Indemnification by the Seller. Each Selling Party, on a joint and several basis, agrees to indemnify and hold each of the Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, arising out of, or involving any third party claim, demand, action or proceeding arising out of, (i) any breach of any representation, warranty or certification made by a Selling Party in or pursuant to any of the Transaction Documents or a Distribution Report, (ii) any breach of or default by a Selling Party of any covenant or agreement of such Selling Party under any Transaction Document or any License Agreement, (iii) any Excluded Liabilities and Obligations, (iv) third party claims arising on or after the Closing Date and asserted against a Purchaser Indemnified Party with respect to the transactions contemplated in any Transaction Document or the License Agreements (other than to the extent any such Losses arise out of an alleged or actual violation of Applicable Law by any Purchaser Indemnified Party or an actual breach by any Purchaser Indemnified Party of any Transaction Document or an alleged or actual breach by any Purchaser Indemnified Party of any other agreement or obligation to which such

Purchaser Indemnified Party is a party or to which it or its assets are otherwise subject or bound), and (v) any fees, expenses, costs, liabilities or other amounts incurred or owed by a Selling Party or its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by it or for its benefit in connection with the transactions contemplated by this Royalty Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (A) that results from the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party, or (B) to the extent resulting from acts or omissions of the Seller or any of its Affiliates based upon the written instructions from any Purchaser Indemnified Party (unless the Selling Party is otherwise liable for such Losses pursuant to the terms of this Royalty Purchase and Sale Agreement). Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Selling Parties to such Purchaser Indemnified Party upon demand.

Section 7.2    Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold each of the Selling Parties and their Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, arising out of, or involving any third party claim, demand, action or proceeding arising out of, (i) any breach of any representation, warranty or certification made by the Purchaser in or pursuant to any of the Transaction Documents, (ii) any breach of or default under any covenant or agreement by the Purchaser to a Selling Party pursuant to any Transaction Document to which the Purchaser is party, (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Purchaser or its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by it or for its benefit in connection with the transactions contemplated by this Royalty Purchase and Sale Agreement, and (iv) acts or omissions of a Selling Party or any of its Affiliates based upon written instructions from any Purchaser Indemnified Party (unless the Selling Party is otherwise liable for such Losses pursuant to the terms of this Royalty Purchase and Sale Agreement); provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (A) that results from the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party, (B) to the extent resulting from the performance by a Selling Party or any other Person (excluding the Purchaser) or the failure of a Selling Party or any other Person (excluding the Purchaser) to perform any of its obligations under, or any breach of any of a Selling Party’s representations and warranties in, any of the Transaction Documents or (C) to the extent resulting from acts or omissions of the Purchaser or any of its Affiliates based upon the written instructions from any Seller Indemnified Party. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.

Section 7.3    Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel selected by such indemnifying party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 7.4    Exclusive Remedy. Subject to Section 9.2, following the Closing, the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Seller Indemnified Party or Purchaser Indemnified Party (as applicable) in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in or pursuant to any of the Transaction Documents or a Distribution Report or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document. Notwithstanding the foregoing, the limitations set forth in this Section 7.4 shall not apply to a party’s claim for indemnification hereunder in the case of fraud, bad faith or willful misconduct. In addition, it is understood and agreed among the

Selling Parties and the Purchaser that, notwithstanding this Section 7.4, the Purchaser may exercise any remedies available to it at law or in equity in the event that (i) a Bankruptcy Event has occurred with respect to a Selling Party or (ii) the back-up security interest granted to the Purchaser pursuant to Section 2.1(e) shall cease to create, or shall be asserted by a Selling Party not to create, in the event that the transfer contemplated by this Royalty Purchase and Sale Agreement is held not to be a sale, a valid, perfected, first priority security interest in the Subject Assets, except to the extent that any such loss of perfection or priority results from the failure of the Purchaser to make related filings or to continue previously filed financing statements and other documents prior to the expiration thereof or the failure of the Purchaser to enter into a Control Agreement with respect to the Collection Account.

ARTICLE VIII
TERMINATION

Section 8.1    Termination Date. This Royalty Purchase and Sale Agreement shall terminate on the third anniversary following the date upon which the later of the following occurs: (a) October 25, 2021, and (b) at such time as no Royalty Payments remain payable under any License Agreement and each of the License Agreements has expired by their terms.

Section 8.2    Effect of Termination. In the event of the termination of this Royalty Purchase and Sale Agreement pursuant to Section 7.01, this Royalty Purchase and Sale Agreement shall become void and of no further force and effect, except for those rights and obligations that have accrued prior to the date of such termination or relate to any period prior thereto, including the payment in accordance with the terms hereof of the Royalty Payments or other monetary payment on account of the Subject Assets. Notwithstanding the foregoing, Article I, Article VII, Article VIII, Article IX, and Section 5.2(b) shall survive such termination and there shall be no liability on the part of any party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, equityholders, debtholders, members, partners, controlling Persons, managers, agents or employees, other than as provided for in this Section 8.02. Nothing contained in this Section 8.02 shall relieve any party hereto from liability for any breach of this Agreement that occurs prior to such termination, which liability shall survive such termination.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Royalty Purchase and Sale Agreement shall survive the execution and delivery of this Royalty Purchase and Sale Agreement and the Closing until the termination of this Agreement; provided, however, that (i) the representations and warranties made pursuant to Sections 3.7, 3.8 and 3.14 shall survive for a period of two years from the Closing Date and (ii) the representations and warranties made pursuant to Section 3.6 shall survive for a period of four years from the Closing Date. No party hereto shall have any liability or obligations of any nature with respect to a representation and warranty after the termination of the survival thereof, unless the other party shall have delivered written notice to such party, pursuant to Section 7.3, for indemnification with respect to a breach of such representation and warranty prior to the date of such termination.

Section 9.2    Performance; Equitable Relief. Each of the parties hereto acknowledges that the other parties hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other parties hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Royalty Purchase and Sale Agreement and to pursue any other equitable remedies including injunction. Each of the parties hereto may pursue such specific performance or other equitable remedies without going through any of the procedures set forth in Article VII. In furtherance of the foregoing, Depomed hereby guarantees, and shall be directly liable for, performance by the Seller in respect of all of the Seller’s obligations arising out of or in relation to any of the Transaction Documents and the transactions contemplated thereby.

Section 9.3    Notices. Except as otherwise expressly provided herein, all notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to a Selling Party, to:

Depomed, Inc.
7999 Gateway Boulevard, Suite 300
Newark, California
Attention: Legal Department
Telephone: (510) 744-8000
Facsimile: (510) 744-8001
Email: mgossling@depomed.com

with a copy to:
Cooley LLP
101 California St., 5th Floor
San Francisco, CA 94111
Attn: Gian-Michele aMarca
Email: gmamarca@cooley.com
if to the Purchaser, to:

PDL BioPharma, Inc.
932 Southwood Blvd.
Incline Village, Nevada 89451
Attention: General Counsel
Telephone: (775) 832-8500

Facsimile: (775) 832-8501
Email: general.counsel@pdl.com

with a copy to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Dhiya El-Saden, Esq.
Telephone: (213) 229-7196
Facsimile: (213) 229-6196
Email: delsaden@gibsondunn.com
Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent. Notwithstanding the foregoing, the Selling Parties and the Purchaser may deliver reports and notices under Section 5.1 via email provided that the parties shall have agreed in writing upon mutually acceptable procedures for such delivery.

Section 9.4    Successors and Assigns. The provisions of this Royalty Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller shall not be entitled to assign (whether by contract, operation of law, merger, consolidation, reorganization, sale of all or substantially all of such Person’s assets or all of such Person’s assets related to any DM Portfolio Product or otherwise) any of its obligations and rights under this Royalty Purchase and Sale Agreement without the prior written consent of the Purchaser. Either Depomed or the Purchaser may assign (whether by contract, operation of law, merger, consolidation, reorganization, sale of all or substantially all of such Person’s assets or all of such Person’s assets related to any DM Portfolio Product or otherwise) any of its obligations and rights hereunder, in whole or in part, without restriction and without the consent of the other party; provided that (a) in the case of Depomed, it must assign all (and not part) of its rights and obligations hereunder and all of its equity interests in the Seller as part of the same transaction or series of transactions, any assignee must expressly assume in writing the obligations of Depomed hereunder and such assignment may not result in an Adverse Change, and (b) in the case of the Purchaser, the assignee (other than in the case of an assignment solely in the nature of a security interest) shall expressly assume the obligations of the Purchaser hereunder. The assigning party shall give notice of any such assignment to the other parties pursuant to Section 9.3 hereof promptly after the occurrence thereof.

Section 9.5    Nature of Relationship. The relationship between the Selling Parties, on the one hand, and the Purchaser, on the other, is solely that of seller and purchaser, and neither the Selling Parties, on the one hand, nor the Purchaser, on the other, has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Selling Parties and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 9.6    Entire Agreement. This Royalty Purchase and Sale Agreement together with the Exhibits hereto (which are incorporated herein by reference), the other Transaction Documents, and that certain Mutual Nondisclosure Agreement, as amended, dated as of February 28, 2012 by and among the Purchaser and Depomed, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Royalty Purchase and Sale Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto. Neither this Royalty Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VII any rights or remedies hereunder.

Section 9.7    Governing Law.
(a)THIS ROYALTY PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Royalty Purchase and Sale Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(c)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Royalty Purchase and Sale Agreement in any court referred to in Section 9.7(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Royalty Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 9.8    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ROYALTY PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ROYALTY PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9    Severability. If one or more provisions of this Royalty Purchase and Sale Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Royalty Purchase and Sale Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Royalty Purchase and Sale Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 9.10    Counterparts. This Royalty Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Royalty Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 9.11    Amendments; No Waivers. Neither this Royalty Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 9.12    Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

Section 9.13    Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Royalty Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.14    No Presumption Against Drafting Party. Each of the parties hereto acknowledges that each party to this Royalty Purchase and Sale Agreement has been represented by counsel in connection with this Royalty Purchase and Sale Agreement and the transactions contemplated by this Royalty Purchase and Sale Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Royalty Purchase and Sale Agreement against the drafting party has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Royalty Purchase and Sale Agreement as of the day and year first written above.

DEPOMED, INC.

/s/ James A. Schoeneck_______________________
Name: James A. Schoeneck
Title: President and Chief Executive Officer

DEPO DR SUB, LLC
By: Depomed, Inc.
Its: Managing Member

/s/ James A. Schoeneck_______________________
Name: James A. Schoeneck
Title: President and Chief Executive Officer

PDL BIOPHARMA, INC.

/s/ John P. McLaughlin_______________________
Name: John P. McLaughlin
Title: President and Chief Executive Officer

Royalty Purchase and Sale Agreement